Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement (No. 333-254820) of Learn CW Investment Corporation  on Amendment No. 1 to Form S-1 of our report dated March 29, 2021, except for the first paragraph of Note 8, as to which the date is May 13, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Learn CW Investment Corporation as of March 19, 2021 and for the period from February 2, 2021 (inception) through March 19, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Tampa, Florida
May 13, 2021